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                                                                    Exhibit 10.3
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                                MERGER AGREEMENT

                                  by and among

                              APPNET SYSTEMS, INC.,
                                     (Buyer)

                          SSC ACQUISITION SUB #1, INC.,
                                     (Newco)

                         SOFTWARE SERVICES CORPORATION,
                                      (SSC)

                                       and

                THE SHAREHOLDERS OF SOFTWARE SERVICES CORPORATION
                             (collectively, Sellers)

                            Dated as of July 31, 1998

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                                TABLE OF CONTENTS

                                                                          Page

1. DEFINITIONS...............................................................1

2. THE MERGER................................................................7
      (a) The Merger.........................................................7
      (b) Effective Time of the Merger.......................................8
      (c) Certificate of Incorporation.......................................8
      (d) Bylaws.............................................................8
      (e) Directors and Officers of Surviving Corporation....................8
      (f) Effect of the Merger...............................................8
      (g) Conversion of Shares...............................................9
      (h) Purchase Price.....................................................9
      (i) Net Worth Adjustment..............................................10
      (j) Dissenting Shares.................................................10
      (k) The Closing.......................................................10
      (l) Deliveries at the Closing.........................................10
      (m) Shareholders' Representative......................................11
      (n) Escrow Arrangements...............................................12

3.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION...............12
      (a) Representations and Warranties of each Seller.....................12
            (i) Authorization of Transaction................................12
            (ii) Noncontravention...........................................13
            (iii) Broker's Fees.............................................13
            (iv) Investment.................................................13
            (v) SSC Shares..................................................13
            (vi) Disclosure.................................................14
      (b) Representations and Warranties of the Buyer and Newco.............14
            (i) Organization of the Buyer and Newco.........................14
            (ii) Authorization of Transaction...............................14
            (iii) Noncontravention..........................................14
            (iv) Brokers' Fees..............................................15
            (v) Investment..................................................15
            (vi) Buyer's and Newco's Capitalization.........................15
            (vii) Financial Statements......................................15
            (viii) Undisclosed Liabilities..................................16
            (ix) Tangible Assets............................................16
            (x) Litigation..................................................16


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            (xi)  Guaranties................................................16
            (xii) Environment, Health, and Safety...........................17
            (xiii) Legal Compliance.........................................18
            (xiv) Disclosure................................................19

4. REPRESENTATIONS AND WARRANTIES CONCERNING SELLING CORPORATION............19
      (a) Organization, Qualification, and Corporate Power..................20
      (b) Capitalization....................................................20
      (c) Noncontravention..................................................20
      (d) Subsidiaries......................................................21
      (e) Financial Statements..............................................21
      (f) Events Subsequent to the Most Recent Fiscal Year End..............21
      (g) Undisclosed Liabilities...........................................24
      (h) Tax Matters.......................................................24
      (i) Tangible Assets...................................................26
      (j) Owned Real Property...............................................26
      (k) Intellectual Property.............................................26
      (l) Real Property Leases..............................................27
      (m) Contracts.........................................................28
      (n) Notes and Accounts Receivable.....................................29
      (o) Powers of Attorney................................................29
      (p) Insurance.........................................................29
      (q) Litigation........................................................30
      (r) Employees.........................................................30
      (s) Employee Benefits.................................................31
      (t) Guaranties........................................................32
      (u) Environment, Health, and Safety...................................32
      (v) Legal Compliance..................................................33
      (w) Certain Business Relationships with SSC...........................34
      (x) Brokers' Fees.....................................................34
      (y) Disclosure........................................................35

5. PRE-CLOSING COVENANTS....................................................35
      (a) General...........................................................35
      (b) Notices and Consents..............................................35
      (c) Operation of Business.............................................35
      (d) Preservation of Business..........................................35
      (e) Access............................................................35
      (f) Notice of Developments; Delivery of Disclosure Schedules..........36
      (g) Exclusivity.......................................................36
      (h) Cancellation of Options, Bonus Programs and Phantom
            Stock Plans.....................................................36


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6. ADDITIONAL COVENANTS.....................................................37
      (a) General...........................................................37
      (b) Litigation Support................................................37
      (c) Transition........................................................37
      (d) Confidentiality...................................................38
      (e) Termination of Bank Facilities; Release of Guaranties.............38
      (f) Monitoring Information............................................38
      (g) Landlords' Consents...............................................38
      (h) Additional Tax Matters............................................39
      (i) Covenant Not to Compete...........................................39
      (j) Right to Attend Board Meetings....................................39
      (k) Reorganization Intent.............................................40
      (l) Initial Public Offering...........................................40
      (m) Sale of Buyer.....................................................40

7. CONDITIONS TO OBLIGATIONS TO CLOSE.......................................41
      (a) Conditions to Obligation of the Buyer.............................41
      (b) Conditions to Obligations of the Sellers..........................44

8. REMEDIES FOR BREACHES OF THIS AGREEMENT..................................46
      (a) Survival..........................................................46
      (b) Indemnification Provisions for Benefit of the Buyer...............46
      (c) Indemnification Provisions for Benefit of the Sellers.............48
      (d) Matters Involving Third Parties...................................48
      (e) Exclusive Remedy..................................................49
      (f) Payment; General Right of Offset..................................49
      (g) Other Indemnification Provisions..................................49
      (h) Arbitration with Respect to Certain Indemnification Matters.......49

9. TERMINATION..............................................................50
      (a) Termination of Agreement..........................................50
      (b) Effect of Termination.............................................51

10. MISCELLANEOUS...........................................................51
      (a) [Reserved]........................................................51
      (b) Press Releases and Announcements..................................51
      (c) No Third-Party Beneficiaries......................................51
      (d) Entire Agreement..................................................51
      (e) Succession and Assignment.........................................51
      (f) Facsimile/Counterparts............................................52
      (g) Descriptive Headings..............................................52
      (h) Notices...........................................................52


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      (i) Governing Law.....................................................53
      (j) Amendments and Waivers............................................54
      (k) Severability......................................................54
      (l) Expenses..........................................................54
      (m) Construction......................................................54
      (n) Incorporation of Exhibits, Annexes, and Schedules.................54
      (o) Specific Performance..............................................55


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                     LIST OF EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A         Form of Escrow Agreement
Exhibit B         Financial Statements
Exhibit C         Joinder to Stockholders Agreement
Exhibit D         Form of Equity Subscription Agreement
Exhibit E         Form of Employment Agreement with Reinelt
Exhibit F         Joinder to the Registration Agreement
Exhibit G         Form of Opinion of Sellers' Legal Counsel
Exhibit H         Form of Opinion of Buyer's Legal Counsel
Exhibit I         Form of Option Cancellation Agreement

ANNEXES AND TABLES

Annex I           List of SSC Shareholders
Annex II          Buyer's Capitalization Schedule and Charter
Annex III         Exceptions to Representations and Warranties of Sellers
Annex IV          Exceptions to Representations and Warranties of Buyer
Annex V           Persons Bound by Non-Competition Covenant
Annex VI          List of Optionholders

SCHEDULES

Allocation Schedule
Sellers' and SSC's Disclosure Schedule
Buyer's Disclosure Schedule
Adjustments to EBIT Schedule


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                                MERGER AGREEMENT

            This MERGER AGREEMENT ("Agreement") is entered into as of the 31st day of July, 1998, by and among APPNET SYSTEMS, INC., a Delaware corporation (the "Buyer"), SSC ACQUISITION SUB #1, a Delaware corporation and wholly owned subsidiary of Buyer ("Newco"), SOFTWARE SERVICES CORPORATION, a Michigan corporation ("SSC"), and THE SHAREHOLDERS OF SSC LISTED ON THE SIGNATURE PAGE HEREOF (collectively, the "Sellers"). The Buyer, Newco and the Sellers are referred to herein individually as a "Party" and collectively as the "Parties." SSC and Newco are sometimes referred to herein as the "Constituent Corporations." If the context so requires, references herein to SSC shall mean the Surviving Corporation (as hereinafter defined) for periods after the Closing Date.

            The Sellers in the aggregate own all of the outstanding capital stock of SSC.

            This Agreement contemplates a transaction in which SSC will merge with and into Newco, with Newco being the surviving corporation, and the shares of capital stock of SSC being converted into the right to receive the Purchase Price (as hereinafter identified), and the Parties intend such merger transaction to be a tax-free reorganization under Section 368 of the Code (as defined) and intend this Agreement to be a "plan of reorganization" within the meaning of the regulations promulgated under such section of the Code.

            Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

            1. Definitions

                  "AA" shall mean Arthur Andersen, L.L.P.

                  "AA Determination" shall have the meaning set forth in Section 2(i) below.

                  "Adjusted EBIT of SSC" shall mean SSC's earnings before gain on sale of investment in an Affiliate and before interest and taxes in accordance with GAAP, as adjusted for certain non-recurring costs listed on the Adjustments to EBIT Schedule attached hereto.

                  "Adverse Consequences" means all damages from complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
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                  "Affiliated Group" means any affiliated group within the
meaning of Code Sec. 1504 (or any similar group defined under a similar provision of state, local or foreign law).

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the reasonable basis for any specified consequence.

                  "Buyer" has the meaning set forth in the preface above.

                  "Buyer Common Stock" means the Buyer's Common Stock, par value $.0005 per share.

                  "Buyer Preferred Stock" means the Buyer's Class B Preferred Stock, par value $.01 per share, liquidation value $1,000 per share.

                  "Buyer's Shares" means collectively the shares of Buyer Common Stock and Buyer Preferred Stock, which are issued to the Sellers pursuant to this Agreement.

                  "Cash Portion of the Purchase Price" has the meaning set forth in Section 2(h) below.

                  "Closing" has the meaning set forth in Section 2(k) below.

                  "Closing Date" has the meaning set forth in Section 2(k) below.

                  "Closing Determination" has the meaning set forth in Section 2(i) below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Confidential Information" means all confidential information and trade secrets of SSC including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals; provided, that the Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of a its disclosure by the receiving party, (ii) was or becomes available to the receiving party on a non-confidential basis from a source other than the Buyer or its advisors without breach of this Agreement provided that such source is not known to such receiving party to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to receiving party by a contractual, legal or fiduciary obligation known to such receiving party, (iii) was within receiving party's possession prior to its being furnished to such receiving party by or on behalf of Buyer without breach of this Agreement, provided that the source of such information was not bound by a confidentiality agreement with Buyer or SSC or otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation, or (iv) which is required to be and actually is disclosed by operation of law.


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                  "Constituent Corporations" has the meaning set forth in the preface above.

                  "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

                  "Customer Contract or Agreement" means any agreement whereby SSC provides computer support or project services and/or related consulting services to a third party during the 1998 fiscal year of SSC.

                  "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. ss.1.1502-13.

                  "DGCL" has the meaning set forth in Section 2(a) below.

                  "Disclosure Schedule" has the meaning set forth in Section 4 below.

                  "Dissenting Shares" has the meaning set forth in Section 2(j) below.

                  "Effective Time" has the meaning set forth in Section 2(a) below.

                  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

                  "Equitable Exceptions" shall have the meaning set forth in
Section 3(a)(i) below.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means Key Bank, N.A..

                  "Escrow Agreement" means the Escrow Agreement to be executed by and among the Sellers, Buyer and the Escrow Agent in the form of Exhibit A.

                  "Escrow Period" has the meaning specified in Section 2(n).


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                  "Escrow Sum" has the meaning specified in Section 2(n).

                  "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

                  "Financial Statements" has the meaning set forth in Section 4(e) below.

                  "Funded Indebtedness" means all (i) indebtedness of the Company for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of the Company; (iii) obligations of the Company to pay the deferred purchase or acquisition price for goods or services, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than 90 day payment terms; (iv) indebtedness of others guaranteed by the Company or secured by an Encumbrance on the Company's property; (v) indebtedness of the Company under extended credit terms of more than 60 days from vendors provided to the Company; and (vi) transaction costs of the Company and/or Sellers associated with this Agreement or the transactions contemplated hereby that are paid by the Company, including without limitation, the following: (a) the unpaid balance of the obligation of SSC to Robert Sims under the Termination of Employment Agreement dated April 29, 1997, (b) the unpaid balance of the obligation of SSC to KeyCorp Leasing, Ltd. under Lease # 10452 and Lease # 10453, both dated March 21, 1996, and (c) the obligation to DeBellas & Co., Inc. with respect to the transactions contemplated by this Agreement but excluding the Key Bank, N.A. revolving credit line.

                  "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time.

                  "Gross Revenues" means the gross revenue of SSC as normally calculated on the Financial Statements as calculated in accordance with GAAP.

                  "Indemnified Party" has the meaning set forth in Section 8(d) below. "Indemnifying Party" has the meaning set forth in Section 8(d) below.

                  "Initial Public Offering" shall mean the first underwritten public offering of Buyer's common stock, pursuant to an effective registration statement under the Securities Act, with net proceeds to Buyer of not less than $10 million.

                  "Intellectual Property" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation, (d) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

                  "Key Employees" has the meaning set forth in Section 7(a)(viii) below.

                  "Knowledge" means, with respect to each Seller, information which is actually known by such Seller or which a prudent person in the position of the Seller would reasonably be deemed to know and (b) with respect to Newco, Buyer or SSC, actual knowledge of the officers of such Party and the employees of such party with responsibility for the matters in question.

                  "Liability" means any liability, debt, obligation, amount or sum due (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes.

                  "Material" has the meaning set forth in Section 4 below.

                  "MBCL" has the meaning set forth in Section 2(a) below.

                  "Merger" has the meaning set forth in Section 2(a) below.

                  "Merger Documents" has the meaning set forth in Section 2(b) below.

                  "Minimum Net Worth" has the meaning set forth in Section 2(i) below.

                  "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

                  "Most Recent Financial Statements" means the Financial Statements for and as of the Most Recent Fiscal Year End.

                  "Most Recent Fiscal Year End" has the meaning set forth in
Section 4(e) below.

                  "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

                  "Net Worth of SSC" means the total assets of SSC less the total liabilities of SSC (including the Key Bank, N.A. revolving credit line), determined in accordance with GAAP, consistently applied and on the accrual method of accounting. In calculating the total assets of SSC, no material increase in the intangible assets of SSC (which intangible assets do not include accounts receivable or work-in-process) since December 31, 1997 shall be included in calculating the Net Worth of SSC without the written consent of Buyer.

                  "Newco" has the meaning set forth in the preface above.


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                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Option Cancellation Agreement" has the meaning set forth in
Section 7(a) herein.

                  "Party" has the meaning set forth in the preface above.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

                  "Purchase Price" has the meaning set forth in Section 2(b) below.

                  "Registration Agreement" means that certain Registration Agreement dated June 29, 1998 by and among Buyer and the stockholders of Buyer.

                  "Reinelt Deferred Compensation Agreement" means that certain Amended and Restated Deferred Compensation Agreement dated September 1, 1992 by and between Jack G. Reinelt and SSC, as amended.

                  "Reportable Event" has the meaning set forth in ERISA Sec.
4043.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and
(g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "SSC" has the meaning set forth in the preface above.

                  "SSC's Business" means the business of providing computer support or project services to, writing custom software for, and implementing related consulting services for business customers.

                  "SSC Optionholders" means the holders of options for the purchase of SSC Shares listed on the Allocation Schedule hereto.

                  "SSC Options" means all the agreements between SSC and those persons listed on the Allocation Schedule hereto related to the issuance of SSC Shares.


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                  "SSC Shares" means all outstanding shares of the common stock, no par value per share, of SSC.

                  "Sellers" has the meaning set forth in the preface above.

                  "Sellers' Representative" has the meaning set forth in the
Section 2(m) below.

                  "Stock Portion of the Purchase Price" has the meaning set forth in Section 2(h) below.

                  "Stockholders Agreement" means that certain Stockholders Agreement dated June 29, 1998 by and among Buyer and the stockholders of Buyer.

                  "Stub Period Financial Statements" means the Financial Statements for and as of the Stub Period End.

                  "Stub Period Balance Sheet" means the balance sheet included in the Stub Period Financial Statements.

                  "Stub Period End" has the meaning set forth in Section 4(e) below.

                  "Surviving Corporation" has the meaning set forth in Section 2(a) below.

                  "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

                  "Tax Return" means any federal, foreign, state and local governmental tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            2. The Merger

                  (a) The Merger. At the Effective Time (as defined below), SSC shall be merged with and into Newco (the "Merger") and the separate existence of SSC shall thereupon cease, and the name of Newco, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger be "Software Services Corporation"; provided, that such name is available in Delaware, and the Surviving Corporation shall operate as "Software Services Corporation" in the State of Michigan. The Merger shall have the effects set forth in the

Michigan Business Corporation Laws (the "MBCL") and the General Corporation Law of the State of Delaware ("DGCL").

                  (b) Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will file with the Secretary of the State of the State of Michigan and the Secretary of State of the State of Delaware a certificate or articles of merger or ownership and other documents (the "Merger Documents"), in such respective forms as required by, and executed in accordance with, the relevant provisions of the MBCL and DGCL in order to effect the Merger. The Merger shall become effective at such time as the Merger Documents shall have been accepted for filing with the Secretary of the State of the Michigan and the Secretary of State of the State of Delaware or such other times and dates as the parties shall agree should be specified in the Merger Documents (the "Effective Time").

                  (c) Certificate of Incorporation. The Certificate of Incorporation of Newco in effect at the time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided thereunder and in the DGCL.

                  (d) Bylaws. The Bylaws of Newco in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed, as provided thereunder and in the Certificate of Incorporation and the DGCL.

                  (e) Directors and Officers of Surviving Corporation.

                        (i) The directors of Newco at the Effective Time shall
            be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                        (ii) The officers of SSC at the Effective Time shall be
            the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  (f) Effect of the Merger. The Merger shall have the effects set forth in the MBCL and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchise of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation. The purpose of the Surviving Corporation shall be the purposes of SSC immediately prior to the Merger. The total number of shares which the Surviving Corporation is authorized to issue shall be 1,000 shares of Common Stock, $.01 par value per share.


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

                  (g) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Sellers:

                        (i) Each SSC Share issued and outstanding immediately
            prior to the Effective Time (other than SSC Shares as to which the holders thereof shall have properly exercised appraisal rights under the MBCL, if any) shall be converted into the right to receive in cash and Buyer's Shares its Allocable Portion of the Purchase Price (as hereinafter defined).

                        (ii) Each SSC Share held in the treasury of SSC
            immediately prior to the Effective Time shall be canceled and retired and cease to exist.

                        (iii) No interest, dividends or other distributions
            shall be payable upon the surrender of certificates that represented SSC Shares at the Effective Time.

                  (h) Purchase Price. The purchase price for SSC Shares shall be composed of the Cash Portion of the Purchase Price and the Stock Portion of the Purchase Price. The Buyer agrees to pay to the Sellers and the SSC Optionholders in the aggregate the sum of (i) $10,900,000 (to be reduced dollar for dollar by the sum of (A) the payments made by SSC to cancel the stock options described in
Section 5(h); (B) the amount of any outstanding Funded Indebtedness; (C) the $2,437,050 payable to Jack G. Reinelt pursuant to the Reinelt Deferred Compensation Agreement; and (D) the Net Worth adjustment, if any, made pursuant to Section 2(i) below) in cash (the "Cash Portion of the Purchase Price") and
(ii) $12,000,000 in Buyer's Shares, consisting of an aggregate of 3,953,227 shares of Buyer Common Stock and 11,580 shares of Buyer Preferred Stock as set forth in the Allocation Schedule attached hereto (to be reduced by 118,225 shares of Buyer Common Stock issuable to Jack G. Reinelt pursuant to the Reinelt Deferred Compensation Agreement) (the "Stock Portion of the Purchase Price") in exchange for the SSC Shares to be purchased by Buyer pursuant to the terms hereof and the SSC Options to be canceled. Ninety percent (90%) of the Cash Portion of the Purchase Price shall be paid by Buyer to Sellers at the Closing by delivery of cash by wire transfer of funds in the amounts set forth on the Allocation Schedule. Ten percent (10%) of the Cash Portion of the Purchase Price will be paid in cash by wire transfer of funds to the Escrow Agent to be held in escrow pursuant to Section 2(n) for satisfaction of Sellers' indemnification obligations specified in Article VIII. The Stock Portion of the Purchase Price shall be issued by Buyer to Sellers at the Closing by the delivery of Buyer' Shares in the amounts set forth on the Allocation Schedule next to such Seller's name. Each acquirer of Buyer's Shares shall enter into a restricted stock purchase agreement in the form attached hereto as Exhibit D. The sum of the Cash Portion of the Purchase Price and the Stock Portion of the Purchase Price shall be referred to as the "Purchase Price." Each of (i) the Cash Portion of the Purchase Price and (ii) the Stock Portion of the Purchase Price shall be allocated among Sellers in dollar amounts set forth on the Allocation Schedule. Cash will be paid in lieu of any fractional shares which would otherwise be issued in accordance with this Agreement. In no event will the sum of the (i) Cash Portion of the Purchase Price, (ii) the cash paid for fractional shares and
(iii) the cash paid for Dissenting Shares in accordance with this Agreement exceed 50% of the total consideration paid by Buyer hereunder.

                  (i) Net Worth Adjustment. The Cash Portion of the Purchase Price shall be adjusted downward on a dollar-for-dollar basis by the amount by which the Net Worth of SSC is less than $1,900,000 (the "Minimum Net Worth") as of the Closing Date. The Net Worth of SSC as of the Closing Date shall initially be determined prior to the Closing Date by SSC in good faith within two business days prior to the Closing Date (the "Closing Determination"). Following the Closing Date, the Net Worth of SSC as of the Closing Date shall be determined by AA in accordance with the terms of this Agreement (at the expense of the Buyer), which determination (the "AA Determination") shall be submitted in writing to the Buyer and the Sellers not later than sixty (60) days after the Closing. Unless the Sellers' Representative on behalf of all Sellers objects in writing to the AA Determination within ten business days of the receipt of such determination, the AA Determination shall be final, conclusive and binding on the Parties. If no objection is made, Sellers and the SSC Optionholders shall pay to Buyer by wire transfer the amount, if any, by which the amount of the AA Determination is less than the Minimum Net Worth (less any deduction against the Cash Portion of the Purchase Price as a result of the Closing Determination) within ten (10) days after the AA Determination.

                  (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, SSC Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such SSC Shares in favor of the Merger and who shall have delivered a written demand for appraisal of such Shares in the manner provided in the MBCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided above, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the MBCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his SSC Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided herein.

                  (k) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hogan & Hartson, LLP in Washington, D.C. commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than September 30, 1998.

                  (l) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers (as applicable) the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of its SSC Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to the Sellers and the SSC Optionholders the consideration specified in Section 2(h) above as may be adjusted after the Closing pursuant to Sections 2(i) above and Section 2(o) below, and (v) the SSC Optionholders shall each deliver to the Buyer the Option Cancellation Agreements required by Section 7(a) below, if applicable.

                  (m) Sellers' Representative.

                        (i) In order to administer efficiently (A) the
            implementation of the Agreement by the Sellers, (B) the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, and (C) the settlement of any dispute with respect to the Agreement, the Sellers hereby designate Hayden H. Harris as their representative (the "Sellers' Representative").

                        (ii) The Sellers hereby authorize the Sellers'
            Representative (A) to take all action necessary in connection with the implementation of the Agreement on behalf of the Sellers, the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, or the settlement of any dispute, (B) to give and receive all notices required to be given under the Agreement and (C) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement.

                        (iii) In the event that the Sellers' Representative
            dies, becomes legally incapacitated or resigns from such position, Thomas S. Porter shall fill such vacancy and shall be deemed to be the Sellers' Representative for all purposes of this Agreement; however, no change in the Sellers' Representative shall be effective until Buyer is given notice of it by the Sellers.

                        (iv) All decisions and actions by the Sellers'
            Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same, in the absence of fraud, gross negligence or willful misconduct of the Sellers' Representative.

                        (v) By their execution of this Agreement, the Sellers
            agree that: (A) Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers' Representative as to any actions required or permitted to be taken by the Sellers or the Sellers' Representative hereunder, and no party hereunder shall have any cause of action against Buyer for action taken by Buyer in reliance upon the instructions or decisions of the Sellers' Representative; (B) all actions, decisions and instructions of the Sellers' Representative shall be conclusive and binding upon all of the Sellers; no Seller shall have any cause of action against Buyer or SSC for any action taken or omitted to be taken, decision made or omitted to be made or any instruction given or omitted to be given by the Sellers' Representative; and no Seller shall have any cause of action against the Sellers' Representative for any action taken, decision made or instruction given by the Sellers' Representative under this Agreement, except for fraud, gross negligence or willful breach of this Agreement by the Sellers' Representative; (C) the Sellers' Representative shall be deemed to fulfill any fiduciary obligation to the Sellers so long as no Seller is adversely affected by any action or failure to act of the Sellers' Representative in a disproportionate measure compared to any other Seller; (D) remedies available at law for any breach of the provisions of this Section 2(m) are inadequate; therefore,

            Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 2(m); (E) the provisions of this Section 2(m) are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Sellers to the Sellers' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Seller; and (F) all fees and expenses incurred by the Sellers' Representative shall be paid by the Sellers.

                  (n) Escrow Arrangements. Pursuant to the Escrow Agreement to be entered into among the Sellers, Buyer and the Escrow Agent, 10% of the Cash Portion of the Purchase Price shall be delivered to the Escrow Agent at Closing in immediately available funds. Such monies (which, together with all interest accrued thereon, is hereinafter referred to as the "Escrow Sum") shall be held pursuant to the terms of the Escrow Agreement for payment from such Escrow Sum of the amounts, if any, owing by the Sellers to Buyer pursuant to the indemnification provisions of Article VIII below. At the conclusion of the period ending on the first anniversary of the Closing Date (such period being referred to herein as the "Escrow Period"), such remaining portion of the Escrow Sum not theretofore paid to Buyer in accordance with the terms of the Escrow Agreement or subject to a pending claim under the Escrow Agreement and this Agreement shall be disbursed to the Sellers. The Sellers and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

            3. Representations and Warranties Concerning the Transaction.

                  (a) Representations and Warranties of each Seller. Each Seller individually represents and warrants to the Buyer as follows as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(a)):

                        (i) Authorization of Transaction. The Seller has full
            power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement has been duly executed and delivered by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except that (A) such enforceability may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally or non-competition arrangements, and to general equity principles, and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the terms of clause (A) and (B) are sometimes collectively referred to as the "Equitable

            Exceptions"). The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (other than as provided for in Article 2 of this Agreement).

                        (ii) Noncontravention. Neither the execution and the
            delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby by the Seller, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) except as set forth in Section 3(a) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

                        (iii) Broker's Fees. Except for fees payable to DeBellas
            & Co., Inc., Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                        (iv) Investment. The Seller is not acquiring Buyer's
            Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                        (v) SSC Shares. The Seller holds of record and owns
            beneficially the number of SSC Shares set forth next to its name in
            Section 4(b) of the Disclosure Schedule, and except as set forth in
            Section 4(b) of the Disclosure Schedule, such SSC Shares are free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. Except as set forth in Section 4(b) of the Disclosure Schedule, the Seller is not a party to (or has otherwise waived all rights under) any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of SSC (other than this Agreement). The Seller is not a party to (or has otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of SSC.

                        (vi) Disclosure. The representations and warranties
            contained in this Section 3(a) as amended, modified and/or supplemented by Annex III do not contain any untrue statement of a fact or omit to state any Material fact necessary in order to make the statements and information contained in this
            Section 3(a) not misleading.

                  (b) Representations and Warranties of the Buyer and Newco. The Buyer and Newco represent and warrant to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex IV attached hereto.

                        (i) Organization of the Buyer and Newco. Each of the
            Buyer and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has delivered to Sellers correct and complete copies of the charter and bylaws of Buyer and Newco (as amended to date). Neither Buyer nor Newco is in default under or in violation of its charter or bylaws.

                        (ii) Authorization of Transaction. Each of the Buyer and
            Newco has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement has been duly executed and delivered by the Buyer and Newco. This Agreement constitutes the valid and legally binding obligation of the Buyer and Newco, enforceable in accordance with its terms and conditions except for the Equitable Exceptions. Neither the Buyer nor Newco needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (other than as provided for in Article 2 of this Agreement).

                        (iii) Noncontravention. Neither the execution and the
            delivery of this Agreement by the Buyer or Newco, nor the consummation of the transactions contemplated hereby by the Buyer or Newco, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer or Newco is a party or by which it is bound or to which any of its assets is subject and which has a Material adverse effect on Buyer.

                        (iv) Brokers' Fees. Neither Newco nor the Buyer has any
            Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

                        (v) Investment. Neither Newco nor the Buyer is acquiring
            SSC Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                        (vi) Buyer's and Newco's Capitalization. The authorized
            capital stock of Buyer consists of (a) 53,000,000 shares of common stock, (b) 96,621 shares of Class A preferred stock, and (c) 11,580 shares of the Class B preferred stock. The issued and outstanding shares of and the holders of record of the Common Stock and of the Class A Preferred Stock are as set forth in Annex II, and as of the date hereof, there are no issued and outstanding shares of Class B Preferred Stock. All of the Buyer's issued and outstanding Buyer Shares have been duly authorized, are validly issued, fully paid, and nonassessable. The authorized capital stock of Newco consists of 1,000 shares of common stock, of which 1,000 are issued and outstanding. All of the issued and outstanding shares of Newco capital stock have been authorized, are validly issued, fully paid and nonassessable, and are held of record by Buyer.

                        (vii) Financial Statements. Attached hereto as Exhibit B
            are the following Buyer financial statements (collectively the "Financial Statements"): unaudited consolidated balance sheet and statement of income and changes in stockholder's equity as of and for the six month period ended June 30, 1998 for Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, fairly present the financial condition of Buyer as of such dates, and are consistent with the books and records of Buyer (which books and records are correct and complete), subject to normal adjustments upon audit and the absence of footnotes.

                        (viii) Undisclosed Liabilities. Except as set forth on
            Section 3(b)(viii) of the Disclosure Schedule hereto, Buyer does not have any Material Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Buyer giving rise to any Liability, including, without limitation, Liability under the Fair Labor Standards Act of 1938, as amended and the rules and regulations promulgated thereunder) which is individually in excess of $5,000, except for (i) Liabilities set forth on the face of Buyer's June 30, 1998 Balance Sheet, and (ii) Liabilities described on Schedule 3(b)(viii) of the Disclosure Schedule and (iii) Liabilities which have arisen after June 30, 1998 in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

                        (ix) Tangible Assets. Buyer owns or leases substantially
            all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. To the Knowledge of the Buyer, each such tangible asset is free from Material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                        (x) Litigation. Section 3(b)(x) of the Buyer's
            Disclosure Schedule sets forth each instance in which Buyer (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the Knowledge of the Buyer, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as specifically described on Section 3(b)(x) of the Disclosure Schedule, no matter listed thereon could reasonably be expected, individually, to result in a Material adverse effect to Buyer. Buyer has no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against Buyer.

                        (xi) Guaranties. Buyer is not a guarantor nor is it
            otherwise liable for any Liability or obligation (including indebtedness) of any other person other than such potential liabilities to which Buyer is subject based on the acts or omissions of its employees, subcontractors and other agents performing services for Buyer in the Ordinary Course of Business (of which Buyer has no Knowledge of any claim for actual liability therefor).

                        (xii) Environment, Health, and Safety.

                              (A) To the Knowledge of the Buyer, Buyer has
                  complied in all Material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

                              (B) Buyer has no Liability (and to the Knowledge
                  of the Buyer there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against SSC giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

                              (C) To the Knowledge of the Buyer, Buyer does not
                  have any Material Liability (and Buyer has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Buyer giving rise to any Liability) for any illness of or personal injury to any employee.

                              (D) To the Knowledge of the Buyer, Buyer has
                  obtained and been in compliance in all Material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharge, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                        (xiii) Legal Compliance. Except as it would not,
            individually or in the aggregate, have a Material adverse effect:

                              (A) Buyer has complied with all laws (including
                  rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Buyer which is currently pending and alleges any failure to comply with any such law or regulation

                              (B) Buyer has complied with all applicable laws
                  (including rules and regulations thereunder) relating to the employment of labor (including but not limited to the engagement of independent contractors under the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder), employee civil rights, hiring of engaging non-United States citizens, and equal employment opportunities.

                              (C) To the Knowledge of the Buyer, Buyer has not
                  violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Act, each as amended.

                              (D) Buyer has not:

                                    (1) made or agreed to make any contribution,
                        payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                                    (2) established or maintained any unrecorded
                        fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                                    (3) made or agreed to make any contribution,
                        or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office in excess of $500.

                              (E) To the Knowledge of the Buyer, Buyer has filed
                  in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

                              (F) Buyer has possession of all records and
                  documents it was required to retain under all applicable laws (including rules and regulations thereunder).

                        (xiv) Disclosure. To the Knowledge of Buyer, the
            representations and warranties contained in this Section 3(b) as amended, modified and/or supplemented by Annex IV do not contain any untrue statement of a fact or omit to state any Material fact necessary in order to make the statements and information contained in this Section 3(b) not misleading.

            4. Representations and Warranties Concerning SSC. The Sellers jointly and severally represent and warrant to the Buyer that, subject to the specific qualifications and limitations set forth herein, the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule may be updated one or more times prior to the Closing Date. Any updated Disclosure Schedule shall be delivered at or before the Closing. In the event any such updated Disclosure Schedule indicates a material adverse change from information previously provided to the Buyer, Buyer shall be entitled to terminate this Agreement (without any liability whatsoever to SSC) by written notice delivered to SSC following receipt of such updated Disclosure Schedule. An event or matter that causes any representation or warranty contained in this Section to be inaccurate, incorrect or false will not be deemed to be "Material," to have a "Material" change in or in respect of, to have a "Material" adverse effect or to be "Materially" affected unless the loss that may reasonably be expected to occur to SSC with respect to such event or matter, when taken together with all other related losses that may reasonably be expected to occur to SSC as a result of any such events or matters, would exceed $50,000 in the aggregate or unless such event or matter constitutes a criminal violation of law. For purposes of this paragraph, the word "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, losses of income, liabilities, costs and expenses paid or incurred, or reasonably likely to be paid or incurred, or diminution's in value or reduction in benefits or rights of any kind or character (whether or not known or asserted before the date of this Agreement, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are reasonably likely to occur, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any reasonable legal or other expenses reasonably expected to be incurred in connection with defending any demands, claims, actions or causes of action that, if adversely determined, could reasonably be expected to result in losses, and all amounts paid in settlement of claims or actions; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such loss (after taking into account any cost incurred in obtaining such proceeds or any increases in insurance premiums as a direct result thereof). A Customer Contract or Agreement is "Material" if during either calendar year 1998 such Customer Contract or Agreement produced or is expected to produce $150,000 of Net Service Revenues. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail as the context requires. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) Organization, Qualification, and Corporate Power. SSC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Except as disclosed in Section 4(a) of the Disclosure Schedule, SSC is duly authorized to conduct business and is in good standing under the laws of the State of Michigan, which is the only jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. SSC has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of SSC. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of SSC (as amended to date). The minute books containing the records of meetings and/or resolutions of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books and the stock record books of SSC are correct and complete in all Material respects. SSC is not in default under or in violation of any provision of its charter or bylaws.

                  (b) Capitalization. The entire authorized capital stock of SSC consists of 10,000,000 shares of common stock, of which 5,667,000 are issued and outstanding, 48,000 are subject to issuance pursuant to vested options, 178,000 are subject to issuance pursuant to unvested options and 924,000 are reserved for issuance pursuant to future option grants. All of the issued and outstanding SSC Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers except as set forth in
Section 4(b)-1 of the Disclosure Schedule. Except as set forth in Section 4(b)-2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which SSC is a party or which are binding upon SSC providing for the issuance, disposition, or acquisition of any of its capital stock. Except as set forth in Section 4(b)-3 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to SSC. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of SSC.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which SSC is subject or any provision of the charter or bylaws of SSC, except to the extent any such violation does not or could not result in a Material adverse effect on SSC, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which SSC is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except to the extent any such conflict or breach or default does not result in a Material adverse effect on SSC. SSC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (d) Subsidiaries. SSC has no Subsidiaries.

                  (e) Financial Statements. Attached hereto as Exhibit B are the following SSC financial statements (collectively the "Financial Statements"): consolidated audited balance sheet and statement of income, changes in stockholder's equity, and cash flow as of and for the fiscal years ended December 31, 1995 and 1996 and consolidated audited balance sheet and statement of income, changes in stockholder's equity, and cash flow as of and for the fiscal year ended December 31, 1997 (the "Most Recent Fiscal Year End") and an unaudited consolidated balance sheet and statement of income, changes in stockholder's equity, and cash flow as of and for the six month period ended June 30, 1998 for SSC (the "Stub Period End"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, fairly present the financial condition of SSC as of such dates, and are consistent with the books and records of SSC (which books and records are correct and complete), subject, in the case of the Stub Period Financial Statements, to normal adjustments upon audit.

                  (f) Events Subsequent to the Most Recent Fiscal Year End. Since December 31, 1997, except as set forth on the Disclosure Schedule, there has not been any Material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of SSC. Without limiting the generality of the foregoing since that date except as set forth on the Disclosure Schedule:

                        (i) SSC has not sold, leased, transferred, or assigned
            any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                        (ii) SSC has not entered into any contract, lease,
            sublease, license or sublicense (or series or related contracts, leases, subleases, licenses and sublicenses) outside the Ordinary Course of Business;

                        (iii) SSC has not accelerated, terminated, modified, or
            canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) to which SSC is a party or by which it is bound other than in the Ordinary Course of Business;

                        (iv) no party has notified SSC of any acceleration,
            termination modification or cancellation of any outstanding Customer Contract or any other contract, agreement, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses), other than in the Ordinary Course of Business;

                        (v) SSC has not imposed any Security Interest upon any
            of its Material assets, tangible or intangible;

                        (vi) Except as set forth in Section 4(f) - (vi) of the
            Disclosure Schedule, SSC has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 in the aggregate, or outside the Ordinary Course of Business;

                        (vii) SSC has not made any capital investment in, any
            loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) involving more than $35,000 in the aggregate;

                        (viii) SSC has not created, incurred, assumed, or
            guaranteed any indebtedness (including capitalized lease obligations) involving more than $30,000 individually or in the aggregate or outside the Ordinary Course of Business;

                        (ix) SSC has not delayed or postponed (beyond its normal
            practice) the payment of any accounts payable and other Liabilities;

                        (x) SSC has not canceled, compromised, waived, or
            released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                        (xi) SSC has not granted any license or sublicense of
            any rights under or with respect to any Intellectual Property except any such license or sublicense as was granted in the Ordinary Course of Business as "work for hire" under Customer Contracts and Agreements;

                        (xii) there has been no change made or authorized in the
            charter or bylaws of SSC, other than in connection with this Agreement and the transactions contemplated hereby;

                        (xiii) except as set forth in Section 4(f) - (xiii) of
            the Disclosure Schedule, SSC has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

                        (xiv) except as set forth in Section 4(f) - (xiv) of the
            Disclosure Schedule, SSC has not declared, set aside, or paid any dividend or distribution with respect to its capital stock nor redeemed, purchased, or otherwise acquired any of its capital stock;

                        (xv) SSC has not made any consulting or other payment to
            the Sellers other than in the Ordinary Course of Business;

                        (xvi) SSC has not experienced any damage, destruction or
            loss involving more than $35,000 (whether or not covered by insurance) to its property;

                        (xvii) SSC has not made any loan to, or entered into any
            other transaction with, any of its officers, directors or employees (who are not Sellers) outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                        (xviii) SSC has not made any loan to, or entered into
            any other transaction with, any of the Sellers other than in the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of such person against it;

                        (xix) SSC has not entered into any employment contract
            other than in the Ordinary Course of Business or collective bargaining agreement, written or oral, or modified in any material respect the terms of any existing such contract or agreement with any of its full-time staff employees other than in the Ordinary Course of Business;

                        (xx) SSC has not granted an increase outside the
            Ordinary Course of Business in the base compensation of any of its directors, officers, and employees (other than the Sellers);

                        (xxi) SSC has not granted an increase in the base
            compensation, nor has SSC made any payments or promises or commitments to pay to any of the Sellers to make any other payments (other than salary and reimbursement of customary expenses) to any of the Sellers, including without limitation bonuses other than in the Ordinary Course of Business;

                        (xxii) SSC has not other than in the Ordinary Course of
            Business adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract or commitment;

                        (xxiii) SSC has not made any other change in employment
            terms for any of its directors, officers, and full-time staff employees other than in the Ordinary Course of Business;

                        (xxiv) SSC has not made or pledged to make any Material
            charitable or other capital contribution outside the Ordinary Course of Business;

                        (xxv) there has not been any other occurrence, event,
            incident, action, failure to act, or transaction outside the Ordinary Course of Business involving SSC; and

                        (xxvi) SSC has not entered into any agreement committing
            to any of the foregoing.

                  (g) Undisclosed Liabilities. Except as set forth on Section 4(g) of the Disclosure Schedule hereto, SSC does not have any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against SSC giving rise to any Liability, including, without limitation, Liability under the Fair Labor Standards Act of 1938, as amended and the rules and regulations promulgated thereunder) which is individually in excess of $5,000, except for (i) Liabilities set forth on the face of the Stub Period 1998 Balance Sheet, (ii) Liabilities described on Schedule 4(g) of the Disclosure Schedule and (iii) Liabilities which have arisen after the Stub Period End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

                  (h) Tax Matters. Except as set forth on Exhibit 4(h) of the Disclosure Schedule,

                        (i) SSC has filed all Tax Returns that it was required
            to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by SSC (whether or not shown on any Tax Return) based on operations through the Stub Period End have been paid or accrued on the Stub Period Balance Sheet. SSC currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any taxing authority in a jurisdiction where SSC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of SSC that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due which are accrued for since the Most Recent Fiscal Year End.

                        (ii) SSC has withheld and paid all Taxes required to
            have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and SSC has properly reflected the status of all employees and independent contractors in connection therewith as required by applicable Tax law and the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder.

                        (iii) Neither Sellers nor any of the officers of SSC
            have received, nor do any of them expect to receive, any notice that any taxing authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of SSC either (A) claimed or raised by any authority in writing or (B) as to which the Sellers or the officers of SSC or employees responsible for Tax matters of SSC have Knowledge based upon personal contact with any agent of such authority. Section 4(h) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to SSC for taxable periods ended on or after December 31, 1990, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to, by SSC since December 31, 1990.

                        (iv) SSC has not waived any statute of limitations in
            respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                        (v) SSC has not filed a consent under Code Sec. 341(f)
            concerning collapsible corporations. SSC has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible to SSC under Code Sec. 280G. SSC has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). SSC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. SSC is not a party to any Tax allocation or sharing agreement. SSC has never been (nor has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group filing a consolidated federal income Tax Return and has never incurred any Liability for the Taxes of any Person under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, during any part of any consolidated return year within any part of which consolidated return year also was a member of the Affiliated Group.

                        (vi) Section 4(h) of the Disclosure Schedule sets forth
            the following information with respect to SSC as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to SSC; and (B) the amount of any deferred gain or loss allocable to SSC arising out of any Deferred Intercompany Transaction.

                        (vii) The unpaid Taxes of SSC through the Stub Period
            End do not exceed the reserve for Tax Liability set forth on the face of the Stub Period Balance Sheet.

                  (i) Tangible Assets. SSC owns or leases substantially all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. To the Knowledge of the Sellers, each such tangible asset is free from Material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                  (j) Owned Real Property. SSC does not own nor does it have any interest in any real property or improvements thereon (other than the leases disclosed in Section 4(j) of the Disclosure Schedule, and the leasehold improvements relating to the same) nor does SSC have any options, agreements or contracts under which it has the right or obligation to acquire any interest in any real property or improvements (other than as disclosed in Section 4(j) of the Disclosure Schedule)

                  (k) Intellectual Property.

                        (i) Attached hereto as Section 4(k) of the Disclosure
            Schedule is a list and brief description of all Intellectual Property owned or utilized by SSC. SSC has furnished Buyer with copies of all license agreements to which SSC is a party, either as licensor or licensee, with respect to any Intellectual Property. SSC has good title to or the right to use all the Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the SSC's business, in its business as presently conducted or currently proposed to be conducted without the payment of any royalty or similar payment, and SSC is not infringing on any Intellectual Property right of others, and neither SSC nor Sellers have Knowledge of any infringement by others of any such rights owned by SSC.

                        (ii) All licenses set forth on Section 4(k) of the
            Disclosure Schedule are valid and binding obligations of SSC, and to the Knowledge of the Sellers and SSC, of the other parties thereto, and enforceable against SSC, and to the Knowledge of the Sellers and SSC, the other parties thereto in accordance with their respective terms, except for the Equitable Exceptions. SSC owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the business of SSC as presently conducted.

                        (iii) All personnel, including employees, agents,
            consultants, and contractors, who have contributed to or participated in the conception and development of any Intellectual Property have executed the nondisclosure agreements the current form of which is set forth in Section 4(k) of the Disclosure Schedule and either (1) have been party to a written agreement with SSC that has accorded SSC full, effective, exclusive and original ownership of all material Intellectual Property, or (2) have executed appropriate instruments of assignment in favor of SSC as assignee that have conveyed to SSC full, effective, and exclusive ownership of all material Intellectual Property.

                        (iv) The Sellers have also delivered to the Buyer
            correct and complete samples or copies of all trademarks, service marks, trade names, copyrights, patents, registrations and, as relate to the foregoing, applications, licenses, agreements, and permissions (as amended to date) held by SSC, and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property used in, or otherwise necessary for the conduct of, the business of SSC as heretofore conducted: (A) the identified owner possesses all right, title, and interest in and to the item; (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of any of the Sellers or officers (and employees with responsibility for Intellectual Property matters) of SSC, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (D) SSC has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                        (v) SSC has been making and will continue to make
            diligent and good faith efforts to ensure that none of the Material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by SSC in the conduct of its business will in any Material respect malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  (l) Real Property Leases. Section 4(l) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to SSC. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l) of the Disclosure Schedule:

                        (i) the lease or sublease is legal, valid, binding,
            enforceable, and in full force and effect, subject to the Equitable Exceptions;

                        (ii) the lease or sublease will continue to be legal,
            valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing;

                        (iii) SSC is not and, to the Knowledge of Sellers, no
            other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (iv) SSC has not, and to the Knowledge of the Sellers no
            other party to the lease or sublease has, repudiated any provision thereof;

                        (v) there are no disputes, oral agreements, or
            forbearance programs in effect as to the lease or sublease;

                        (vi) SSC has not assigned, transferred, conveyed,
            mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                        (vii) to the Knowledge of SSC and the Sellers after due
            inquiry, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

                  (m) Contracts. Section 4(m) of the Disclosure Schedule lists the following contracts, agreements, Customer Contracts or Agreements and other written arrangements to which SSC is a party:

                        (i) any written agreement (or group of related written
            agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $35,000 per annum;

                        (ii) any written agreement (or group of related written
            agreements) for the furnishing or receipt of services which SSC reasonably projects will involve more than the sum of $150,000 per annum;

                        (iii) any written agreement concerning a partnership or
            joint venture;

                        (iv) any written agreement (or group of related written
            agreement) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $35,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                        (v) any written arrangement requiring confidentiality or
            noncompetition other than agreements with customers, employees or subcontractors in the Ordinary Course of Business;

                        (vi) any written arrangement with any of its directors,
            officers, or employees, or any of its Affiliates other than standard contracts for service as employees or subcontractors in the Ordinary Course of Business; and

                        (vii) any other written arrangement (or group of related
            written arrangements) either involving more than $150,000 per annum or not entered into in the Ordinary Course of Business.

            The Sellers have delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 4(m) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, subject to the Equitable Exceptions; (B) except as set forth in
Section 4(m) of the Disclosure Schedule, the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing; subject to Equitable Exceptions, (C) SSC is not, nor to the Knowledge of Sellers is any other party, in breach or default, and no event has occurred which to the Knowledge of the Sellers with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) SSC has not, nor to the Knowledge of Sellers has any other party, repudiated any provision of the written arrangement. SSC is not a party to any oral contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 4(m) of the Disclosure Schedule under the terms of this Section 4(m). Except as set forth in Section 4(m) of the Disclosure Schedule, to the knowledge of SSC and the Sellers, no unfilled Customer Contract or Agreement obligating SSC to perform services will result in a loss to SSC upon completion of performance. Except as set forth in Section 4(m) of the Disclosure Schedule, SSC has not been notified that any of its customers intends either to dispute charges under or to terminate early a Material Customer Contract or Agreement.

                  (n) Notes and Accounts Receivable. All notes and accounts receivable of SSC are reflected properly on its books and records, are valid receivables and to the Knowledge of Sellers and SSC are subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Stub Period Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SSC.

                  (o) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of SSC.

                  (p) Insurance. Section 4(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which SSC has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:

                        (i) the name address and telephone number of the agent;

                        (ii) the name of the insurer, the name of the
            policyholder, and the name of each covered insured;

                        (iii) the policy number and the period of coverage;

                        (iv) the scope and amount (including a description of
            how deductibles and ceilings are calculated and operate) of coverage; and

                        (v) a description of any material retroactive premium
            adjustments or other loss sharing arrangements.

            With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately following the Closing Date; (C) SSC is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (D) SSC has not and to the Knowledge of Sellers and SSC, no other party to the policy has repudiated any provision thereof. SSC has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Except as set forth in
Section 4(p) of the Disclosure Schedule, SSC currently has no and has never had any self-insurance arrangements.

                  (q) Litigation. Section 4(q) of the Disclosure Schedule sets forth each instance in which SSC (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of SSC, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as specifically described on Section 4(q) of the Disclosure Schedule, no matter listed thereon could reasonably be expected, individually, to result in a Material adverse effect to SSC. Neither the Sellers nor any of the directors or the officers (or employees with responsibility for litigation matters) of SSC has any reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against SSC.

                  (r) Employees. To the Knowledge of the Sellers and SSC, no key employee or full-time group of employees has any plans to terminate employment with SSC. SSC is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. SSC has not committed any unfair labor practice. None of the Sellers nor any officer of SSC has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of SSC.

                  (s) Employee Benefits. Section 4(s) of the Disclosure Schedule lists all Employee Benefit Plans that SSC maintains or to which SSC contributes for the benefit of any current or former employee of SSC.

                        (i) Each Employee Benefit Plan (and each related trust
            or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                        (ii) All required reports and descriptions, if any,
            (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each Employee Welfare Benefit Plan.

                        (iii) All contributions (including all employer
            contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of SSC. All premiums or other payments which are due for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                        (iv) Each Employee Benefit Plan which is an Employee
            Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received a currently valid and favorable determination letter from the Internal Revenue Service, and that nothing has occurred since the receipt of such letter that would materially affect the tax qualified status of each such Employee Pension Benefit Plan.

                        (v) The market value of assets under each Employee
            Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of Liabilities thereunder (determined on an accumulated benefit obligation basis) as of the last day of the most recent plan year. No Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Sellers and directors and officers (and employees with responsibility for employee benefits matters) of SSC, threatened.

                        (vi) There have been no Prohibited Transactions with
            respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of SSC, threatened. Neither the Sellers nor any of the directors or the officers (or employees with responsibility for litigation matters) of SSC has any Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                        (vii) The Sellers have delivered to the Buyer correct
            and complete copies of (A) the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

            SSC does not contribute to, has never contributed to, nor ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. SSC has not incurred, and neither the Sellers nor any of the directors or the officers (or employees with responsibility for litigation matters) of SSC has any reason to expect that SSC will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that SSC and the Controlled Group of Corporations which includes SSC maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute. SSC does not maintain, nor has it ever maintained or contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 162(k)).

                  (t) Guaranties. SSC is not a guarantor nor is it otherwise liable for any Liability or obligation (including indebtedness) of any other person other than such potential liabilities to which SSC is subject based on the acts or omissions of its employees, subcontractors and other agents performing services for SSC in the Ordinary Course of Business (of which SSC has no Knowledge of any claim for actual liability therefor).

                  (u) Environment, Health, and Safety.

                        (i) To the Knowledge of the Sellers, SSC and its
            Affiliates have complied in all Material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

                        (ii) SSC has no Liability (and to the Knowledge of the
            Sellers there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against SSC giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

                        (iii) To the Knowledge of the Sellers, SSC does not have
            any Material Liability (and SSC has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against SSC giving rise to any Liability) for any illness of or personal injury to any employee.

                        (iv) To the Knowledge of the Sellers, SSC has obtained
            and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharge, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (v) Legal Compliance. Except as it would not, individually or in the aggregate, have a Material adverse effect:

                        (i) SSC has complied with all laws (including rules and
            regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against SSC which is currently pending and alleges any failure to comply with any such law or regulation.

                        (ii) SSC has complied with all applicable laws
            (including rules and regulations thereunder) relating to the employment of labor (including but not limited to the engagement of independent contractors under the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder), employee civil rights, hiring of engaging non-United States citizens, and equal employment opportunities.

                        (iii) To the Knowledge of the Sellers, SSC has not
            violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Act, each as amended.

                        (iv) SSC has not:

                              (A) made or agreed to make any contribution,
                  payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                              (B) established or maintained any unrecorded fund
                  or asset for any purpose, or made any false entries on any books or records for any reason; or

                              (C) made or agreed to make any contribution, or
                  reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office in excess of $500.

                        (v) To the Knowledge of the Sellers, SSC has filed in a
            timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

                        (vi) SSC has possession of all records and documents it
            was required to retain under all applicable laws (including rules and regulations thereunder).

                  (w) Certain Business Relationships with SSC. Except as set forth in Section 4(w) of the Disclosure Schedule, neither the Sellers nor its Affiliates has been involved in any business arrangement or relationship with SSC within the past twelve (12) months other than service relationships in the Ordinary Course of Business, and neither the Sellers nor its Affiliates owns any material property or right, tangible or intangible, which is used in the business of SSC.

                  (x) Brokers' Fees. Except for payments to DeBellas & Co., Inc., which shall be deemed to be Funded Indebtedness, SSC does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement.

                  (y) Disclosure. To the Knowledge of the Sellers, the representations and warranties contained in this Section 4 as amended, modified and/or supplemented by the Disclosure Schedules do not contain any untrue statement of a fact or omit to state any Material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

            5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing or the earlier termination of this Agreement.

                  (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

                  (b) Notices and Consents. Each of the Parties will (and the Sellers will cause SSC to) give any notices to third parties, and will use best efforts to obtain third party consents, that the other Party may reasonably request in connection with matters disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action (and the Sellers will cause SSC to take any additional action) that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that he, she or it may be required to give, make, or obtain.

                  (c) Operation of Business. Except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as may have been set forth herein or in the Disclosure Schedule, neither Party will (and Sellers will not cause or permit SSC to) engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business.

                  (d) Preservation of Business. Except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as may have been set forth herein or in the Disclosure Schedule, the Sellers will cause SSC to use reasonable commercial efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  (e) Access.

                        (i) Only in the event that neither Buyer or Sellers
            exercised its right to terminate this Agreement as provided in
            Section 9 herein, each Party will permit, (and the Sellers will cause SSC) to permit, representatives of the other Party to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of such Party, to the headquarters of such Party and to all books, records, contracts, Tax records, and documents of or pertaining to such Party; provided, however, that Buyer shall direct all requests for information and material only through Sellers' Representative, unless otherwise agreed to by Buyer and Seller's Representative in writing.

                        (ii) Buyer shall proceed to arrange with the Sellers a
            mutually agreeable time and place at which Buyer may conduct interviews with key employees and/or customers of SSC mutually agreed to by Buyer and the Sellers' Representative.

                  (f) Notice of Developments; Delivery of Disclosure Schedules. Each Party will give prompt written notice to the other Party of any Material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of such Party. Each Party will give prompt written notice to the others of any Material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. The Parties understand that the Disclosure Schedule has not been delivered by Sellers as of the date of this Agreement. Sellers shall deliver to Buyer the Disclosure Schedule provided in Section 4 hereof on or prior to August 7, 1998. Upon receipt thereof, Buyer shall have five (5) business days to accept or reject the Disclosure Schedule at Buyer's sole discretion. In the event that Buyer rejects the Disclosure Schedule, Buyer shall be entitled to terminate this Agreement (without any liability whatsoever to Sellers or SSC) by written notice delivered to the Shareholders' Representative within five (5) business days after receipt of the Disclosure Schedule. Except for the right of the Sellers to update any Disclosure Schedule as provided in
Section 4 hereof, no disclosure by any Party pursuant to this Section 5(f) shall be deemed to amend or supplement Annex III or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, and/or breach of covenant.

                  (g) Exclusivity. The Sellers will not (and the Sellers will not cause or permit SSC to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving SSC or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  (h) Cancellation of Options, Bonus Programs and Phantom Stock Plans. SSC shall have provided for the cancellation, at or prior to the Closing, of all SSC stock options, deferred bonus programs or phantom equity plans. The amounts payable for the cancellation of the SSC Options and Reinelt Deferred Compensation Agreement will be a reduction of the Cash Portion of the Purchase Price pursuant to Section 2(h), will be funded by Buyer to SSC at Closing and will be paid by SSC to the recipients at Closing. In conjunction with the cancellation of such programs, all eligible employees who have not executed new employment agreements shall have signed cancellation agreements which include provisions that each employee will not, for a period of one year from the date of Closing or one year from the termination of his or her employment with his or her employer (i.e., SSC) whichever period is longer: (i) service or solicit any customers of his or her employer, or (ii) solicit for employment any employee of his or her employer. In addition, each of the SSC Optionholders shall have received options at the Closing for the purchase of the Buyer's Common Stock (the "Buyer Options") for all SSC Options which would have vested after February 1999 (the "Unvested SSC Options"). The Buyer Options shall be in an aggregate amount equal to the number of shares of Buyer Common Stock that would have been issued to the SSC Optionholders if all the Unvested SSC Options had become vested as of the Closing Date. The exercise price for the Buyer Options shall be $.1055 per share and the Buyer Options shall become exercisable by the SSC Optionholders in accordance with the original vesting schedule for the Unvested SSC Options, all in accordance with the terms and conditions of Buyer's stock option plan to be adopted by Buyer prior to the Closing Date.

            6. Additional Covenants. The Parties further covenant and agree as follows:

                  (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to SSC; provided that Sellers may retain any copies of the foregoing as shall be necessary to comply with applicable tax and other laws, regulations and ordinances.

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving SSC, each of the other Parties will cooperate with him or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c) Transition. The Sellers will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licenser, customer, supplier, or other business associate of SSC from maintaining the same business relationships with SSC after the Closing for a period of twenty-four (24) months thereafter as it maintained with SSC prior to the Closing. The Sellers will refer all customer inquiries relating to SSC's Business to the Buyer and/or SSC from and after the Closing for a period of twenty-four (24) months thereafter.

                  (d) Confidentiality. The Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement for a period of three (3) years from the Closing, and except as otherwise permitted hereunder or as may be required by law, deliver promptly to the Buyer or destroy, at the reasonable request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Sellers are requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal process) to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are compelled to disclose any Confidential Information or else stand liable for contempt, then Sellers may disclose the Confidential Information; provided, however, that the Sellers shall use their reasonable efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall reasonably designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                  (e) Termination of Bank Facilities; Release of Guaranties. Sellers shall take all reasonable best efforts necessary to (i) retire all of SSC's outstanding bank indebtedness and (ii) fully, completely and unconditionally release and/or substitute Buyer or SSC at or prior to Closing as guarantor for the Sellers on all banking facilities of SSC or other guarantees.

                  (f) Monitoring Information. Prior to the Closing each Party shall deliver such information to the other Party as may reasonably be requested by Buyer or Sellers.

                  (g) Landlords' Consents. Sellers shall cause SSC on or before the Closing Date to obtain from its landlords (to the extent required under the pertinent premises lease) written consent to the assignment of all leases being assumed by Buyer, which assignments are deemed to have resulted from the transactions contemplated by this Agreement.

                  (h) Additional Tax Matters. Buyer and Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Buyer and/or SSC to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees to cause SSC to (A) use its best efforts to properly retain and maintain such records for a period of six
(6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations as may be extended by law from time to time that applies to the Tax Return in question (i.e., including Tax Returns for years preceding the year in which the Closing occurs), whichever is later, and (B) allow the Sellers and their agents and representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other Party's expense.

                  (i) Covenant Not to Compete. For a period of four (4) years from and after the Closing Date, the Sellers' Representative will not, directly or indirectly, as principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency, (i) own, manage, control, participate in, consult with, render services for, or in any manner engage in any activity or business competing with the Business in the United States of America and Canada, (ii) service or solicit any of SSC's Business from any customer of SSC, (iii) request or advise any customer of SSC to withdraw, curtail or cancel such customer's business with SSC, or (iv) solicit for employment any person employed by SSC at any time within the two (2) year period immediately preceding such solicitation; provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses and any Seller who directly or indirectly functions in the capacity of a general partner or similar capacity for a venture capital fund (including, without limitation, the Enterprise Development Fund) shall not solely by reason thereof be deemed to engage in the business of any company in which that fund is invested. For purposes of this Agreement, the Parties have agreed to allocate $50,000 of the Purchase Price to the covenant not to compete contained in this
Section 6(i).

                  (j) Right to Attend Board Meetings. Until the earlier of (i) consummation of the Buyer's initial public offering of its common stock under the Securities Act of 1933 or (ii) the fifth anniversary of the Closing Date, the Sellers' Representative shall have the right to attend and to participate in discussions (but not vote at) each meeting of the Board of Directors of the Buyer. The Buyer shall deliver notice to the Sellers' Representative of the time and place of each such meeting in the same manner and at the same time as it shall send such notice to its Directors. The Buyer shall also provide to the Sellers' Representative copies of all notices, reports, minutes and consents of the Board of Directors and each Committee of the Board of Directors and at the same time and manner as they are provided to its Directors. The Buyer shall reimburse the Sellers' Representative for reasonable travel and related costs incurred in attending each such meeting of the Board of Directors. The Sellers' Representative, as a condition to such attendance and participation, shall be subject to and shall abide by all restrictions of confidentiality and nondisclosure as are imposed upon the Directors of the Buyer with respect to information disclosed at any meeting of the Board of Directors or Committee of the Buyer. As applicable, the Chairman of the Board of Directors may require that the Sellers' Representative absent himself from part or all of any meeting of the Board of Directors if and to the extent that the subject matter of discussion raises questions which would present a conflict of interest for the Sellers' Representative in his capacity as representative of the Sellers or which addresses information which is competitively sensitive when evaluated in light of other investments or affiliations of the Sellers' Representative.

                  (k) Reorganization Intent. The Parties agree that the Merger is intended to be a tax-free reorganization under Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under such section of the Code. None of the Parties has taken, shall take or fail to take any action that would jeopardize the qualification of the Merger as such a tax-free reorganization (other than actions contemplated by this Agreement or as may be otherwise legally required). In no event will the sum of the (i) Cash Portion of the Purchase Price, (ii) the cash paid for fractional shares and (iii) the cash paid for Dissenting Shares in accordance with this Agreement exceed 50% of the total consideration paid by Buyer hereunder.

                  (l) Initial Public Offering. In the event of an Initial Public Offering, the Buyer shall take all actions necessary to consummate either a reorganization, exchange or recapitalization of its capital stock such that the Buyer Preferred Stock issued to the Sellers is either (i) converted into Buyer Common Stock at a conversion price equal to the liquidation value of each share of Buyer Preferred Stock divided by the initial public offering price per share of Buyer Common Stock or (ii) at the Buyer's option, receives the same consideration per share paid to the holders of the Buyer's Class A Preferred Stock. Sellers and Buyer each agree to take all necessary and desirable actions reasonably requested by the underwriters of such Initial Public Offering in connection with the consummation of such reorganization, exchange and/or the recapitalization, including the obligation to vote for, consent to and raise no objections against the Initial Public Offering and the reorganization, exchange and/or recapitalization; provided, however, that (i) the resulting securities reflect and are consistent with the relative rights and preferences among the outstanding classes of securities set forth in the Buyer's Fourth Amended and Restated Certificate of Incorporation and such recapitalization, reorganization or exchange is otherwise fair and reasonable to the Buyer and the holders of each class of the Buyer's equity securities taking into account each of the relative rights and preferences; and (ii) each share of the Buyer's Class B Preferred Stock shall receive the same consideration per share or, if an option is provided, the same options, as the holders of the Buyer's Class A Preferred Stock are provided in the Initial Public Offering. Prior to the Closing Date, Buyer shall cause GTCR Golder Rauner, L.L.C. to agree to be bound by the terms and conditions of this Section 6(l) as if it were a Party to this Agreement.

                  (m) Sale of Buyer. In the event of an Approved Sale (as such term is defined in Section 5(a) of the Stockholders Agreement), the Buyer shall take all actions necessary to either (a) cause the purchaser in such Approved Sale to purchase all outstanding shares of Buyer Preferred Stock at a price per share in cash not less than the liquidation value per share of the Buyer's Class B Preferred Stock or (b) cause the purchaser in such Approved Sale to purchase all outstanding shares of Buyer Preferred Stock issued to the Sellers at the same consideration per share paid to the holders of the Buyer's Class A Preferred Stock in such Approved Sale. Sellers and Buyer each agree to take all necessary and desirable actions reasonably requested in order to vote for, consent to and raise no objections against the Approved Sale; provided, however, that each share of the Buyer's Class B Preferred Stock shall receive the same consideration per share or, if an option is provided, the same options, as the holders of the Buyer's Class A Preferred Stock are provided in the Approved Sale. Prior to the Closing Date, Buyer shall cause GTCR Golder Rauner, L.L.C. to agree to be bound by the terms and conditions of this Section 6(m) as if it were a Party to this Agreement.

            7. Conditions to Obligations to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                        (i) the representations and warranties set forth in
            Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                        (ii) the Sellers shall have performed and complied with
            all of their covenants hereunder in all Material respects through the Closing;

                        (iii) SSC will have procured all third party consents
            and given all notices required in connection with this Agreement and the transactions contemplated hereby, including without limitation all action necessary in connection with and/or the receipt of any notices to, filings with, and authorizations, consents and approvals of governments, governmental agencies, and third parties as set forth herein or in the Disclosure Schedule including any Filing required under the Hart-Scott-Rodino Act;

                        (iv) no action, suit, or proceeding shall be pending or
            threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control SSC Shares or SSC (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                        (v) the Sellers shall have delivered to the Buyer a
            certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                        (vi) the acquisition by the Buyer of SSC Shares shall
            represent one hundred percent (100%) of the issued and outstanding capital stock of SSC and all of such SSC Shares shall be free and clear of any Security Interests or other liens, claims or encumbrances of any nature whatsoever;

                        (vii) the Sellers shall have purchased any personal use
            assets (e.g., automobiles) from SSC at a purchase price equal to the greater of (A) the net book value of such assets as of the Closing or (B) the outstanding Funded Indebtedness secured by such assets;

                        (viii) the Buyer shall have received from each Seller an
            executed joinder to the Stockholders Agreement in the form and substance set forth as Exhibit C attached hereto;

                        (ix) the Buyer and SSC shall have received from Jack G.
            Reinelt an executed employment agreement in the form and substance attached hereto as Exhibit E;

                        (x) the Buyer shall have received from each Seller an
            executed joinder to the Registration Agreement in the form and substance set forth as Exhibit F attached hereto;

                        (xi) the Buyer shall have received the resignations,
            effective as of the Closing, of each director of SSC prior to the Closing and the termination of any consulting or management agreements with EDM, Inc. or its Affiliates;

                        (xii) the Buyer shall be satisfied that the Net Worth of
            SSC on the Stub Period End equaled or exceeded $1,900,000 or an appropriate adjustment shall have been made to the Purchase Price as provided in Section 2(i);

                        (xiii) the Buyer shall be satisfied that the Gross
            Revenues of SSC during the fiscal year ended December 31, 1997 equaled or exceeded $13,297,710 and during the twelve month period ended on the Stub Period End equaled or exceeded $14,000,000;

                        (xiv) the Buyer shall be satisfied that the Adjusted
            EBIT of SSC during the fiscal year ended December 31, 1997 equaled or exceeded $648,900 and during the twelve month period ended on the Stub Period End equaled or exceeded $1,470,000;

                        (xv) the Buyer shall be satisfied in its sole discretion
            with the results of its continuing legal, financial and business due diligence investigations of

            SSC, all of which shall be final and completed to Buyer's satisfaction prior to Closing;

                        (xvi) no material adverse change shall have occurred in
            SSC's Business or its future prospects;

                        (xvii) Sellers shall have caused SSC to cancel each
            outstanding phantom stock, deferred bonus or option plan, if any, and all outstanding SSC Options shall have been canceled pursuant to the Option Cancellation Agreement in the form of Exhibit I hereto (individually a "Option Cancellation Agreement" and collectively the "Option Cancellation Agreements"), with the cost of such cancellation being a reduction of the Cash Portion of the Purchase Price pursuant to Section 2(h) (such reduction to be funded by the Buyer to SSC at the Closing and paid by SSC to the SSC Optionholders at the Closing);

                        (xviii) Sellers shall have caused each party receiving
            Buyer's Shares under this Agreement to execute an Equity Subscription Agreement in the form of Exhibit D hereto;

                        (xix) subject to Section (7)(b)(xiii), all liens and
            Security Interests securing debts of SSC which have been paid in full prior to or at the Closing shall have been fully released of record to the reasonable satisfaction of the Buyer and all Uniform Commercial Code financing statements covering such debts shall have been terminated;

                        (xx) no unsatisfied liens for the failure to pay Taxes
            of any nature whatsoever shall exist against SSC, or against or in any way affecting any SSC Share;

                        (xxi) the Sellers shall and SSC shall have caused all of
            SSC's officers, directors and/or Key Employees of SSC to, have repaid in full all debts and other obligations, if any, owed to SSC;

                        (xxii) the Buyer shall have received from SSC the
            Financial Statements;

                        (xxiii) all appropriate corporate and shareholder
            authorizations of SSC shall have been obtained;

                        (xxiv) since December 31, 1997, SSC shall have made no
            dividend, consulting or other payment to the Sellers, except as set forth on Section 4(m) of the Disclosure Schedule and bonuses as set forth on Section 4(m) of the Disclosure Schedule;

                        (xxv) except as set forth on the Disclosure Schedule,
            since December 31, 1997, SSC shall not have transferred, conveyed, disposed of and/or sold any of Material assets, except in the Ordinary Course of Business;

                        (xxvi) all Intellectual Property created or developed by
            any Seller and any other current employee of SSC that has been used historically by SSC or is being used currently by SSC (other than "work for hire" which has been developed by SSC for a customer and continues to be used by SSC in the performance of continuing services for that customer) shall be one hundred percent (100%) owned by SSC as of the Closing Date;

                        (xxvii) the Buyer and Newco shall have received from the
            Sellers an opinion of counsel in the form and substance set forth as Exhibit G hereto; and

                        (xxviii) at least ninety-five percent (95%) of all
            shareholders of SSC shall have agreed to participate in the Merger without any dissenter's rights exercised.

            The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                        (i) the representations and warranties set forth in
            Section 3(b) above shall be true and correct in all Material respects at and as of the Closing Date;

                        (ii) the Buyer shall have performed and complied with
            all of its covenants hereunder in all Material respects through the Closing;

                        (iii) Buyer will have procured all third party consents
            needed by Buyer and given all notices required in connection with this Agreement and the transactions contemplated hereby, including without limitation all action necessary in connection with and/or the receipt of any notices to, filings with, and authorizations, consents and approvals of governments, governmental agencies, and third parties as set forth herein or in the Disclosure Schedule including any filing required under the Hart-Scott-Rodino Act;

                        (iv) the Buyer shall have satisfied SSC's obligation
            under the Reinelt Deferred Compensation Agreement by payment of $2,437,050 to Jack G. Reinelt and by issuance of 118,225 shares of the Buyer Common Stock to Jack G. Reinelt.

                        (v) the Buyer, to the extent of the reduction in the
            Cash Portion of the Purchase Price in Section 2(h)(i)(A), shall have provided funding to SSC sufficient to fund the payments required to the SSC Optionholders to satisfy and secure the cancellation of the SSC Options and shall have issued to the SSC Optionholders the Buyer Options.

                        (vi) no action, suit or proceeding shall be pending or
            threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                        (vii) the Buyer shall have delivered to the Sellers a
            certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                        (viii) each Seller shall have received from the Buyer an
            executed joinder to the Stockholders Agreement in the form and substance set forth as Exhibit C attached hereto;

                        (ix) the Buyer shall execute and deliver an Equity
            Subscription Agreement in the form of Exhibit D hereto, with each of the Sellers acquiring Buyer Shares;

                        (x) Jack G. Reinelt shall have received from the Buyer
            an executed employment agreement, in the form and substance attached hereto as Exhibit E;

                        (xi) the Sellers' Representative shall be satisfied in
            its sole discretion with the results of its continuing legal, financial and business due diligence investigations of Buyer, including without limitation, the final terms and conditions of the Buyer's Class B Preferred Stock, all of which shall be final and completed to Buyer's satisfaction prior to Closing;

                        (xii) no material adverse change shall have occurred in
            Buyer's Business or its future prospects;

                        (xiii) the Buyer shall have provided funding to SSC to
            pay in full the Revolving Credit Loan with Key Bank, N.A.;

                        (xiv) each Seller shall have received from the Buyer an
            executed joinder to the Registration Agreement in the form and substance set forth as Exhibit F attached hereto;

                        (xv) the Sellers shall have received from Buyer and
            Newco an opinion of counsel in the form and substance set forth as Exhibit H hereto; and

                        (xvi) all actions to be taken by the Buyer in connection
            with consummation of the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

            The Sellers' Representative may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

            8. Remedies for Breaches of This Agreement.

                  (a) Survival. All of the representations and warranties of the Sellers contained in Section 4 above (other than the representations and warranties of the Sellers contained in Section 4(h) above) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of two (2) years thereafter. The other representations, warranties, and covenants of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in Section 4(h) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of the Closing) and continue in full force and effect for a period of five (5) years thereafter, except as otherwise provided elsewhere in this Agreement.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                        (i) In the event the Sellers breach any of their
            representations, warranties, agreements, and covenants contained herein, (other than a breach by a Seller of his/her individual representations and warranties, which are addressed in Section
            (8)(b)(ii) below) and provided that the particular representation, warranty, agreement, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 10(h) below within the applicable survival period, then the Sellers agree to jointly and severally indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty or covenant of Sellers in this Agreement (i) until the Buyer has suffered aggregate losses by reason of all such breaches in excess of a $250,000 threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such aggregate indemnifiable losses including losses in excess of a $100,000 threshold) or (ii) in excess of the Purchase Price (after which point Sellers shall have no obligation to indemnify Buyer from and against further such Adverse Consequences); provided, further, however, that the limitations set forth (a) in (i) and (ii) above specifically shall not apply to the liability of Sellers with respect to Adverse Consequences resulting from or attributable to intentional fraud or any willful misconduct by the Sellers and (b) in (i) above specifically shall not apply to the liability of Sellers with respect to any breaches of the representations and warranties contained in Section 4(h) and Section 4(n) hereof. Notwithstanding the foregoing, the liability of each Seller shall, in all events, be limited to the portion of the Purchase Price actually received by such Seller (other than the breach by a Seller of his/her individual representatives and warranties in Section 3(a)).

                        (ii) In the event any Seller breaches any of its
            representations and warranties, contained in Section 3(a) herein, and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against such Seller pursuant to Section 10(h) below within the applicable survival period, then such Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                        (iii) The Sellers agree to indemnify the Buyer from and
            against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of SSC arising under Reg. ss.1.1502-6 (because SSC once was a member of an Affiliated Group during any part of any consolidated return year within any part of which consolidated return year any corporation other than SSC also was a member of the Affiliated Group).

                        (iv) The Sellers agree to indemnify the Buyer from and
            against the entirety of any transfer Taxes which may become due and owing by reason of the transactions contemplated by this Agreement.

                        (v) The Sellers agree to indemnify the Buyer from and
            against the entirety of any brokerage fees or investment banking commissions due by Sellers or SSC by reason of the transactions contemplated by this Agreement, excluding only the fees payable to DeBellas & Co., Inc. which shall be deemed to be Funded Indebtedness.

                        (vi) The Parties shall make appropriate adjustments for
            tax benefits in determining the liability of the Sellers under this
            Section 8.

                  (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that the particular representation, warranty, or covenant survives the Closing and that the Sellers make a written claim for indemnification against the Buyer pursuant to Section 10(h) below within the applicable survival period, then the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences in excess of $250,000 threshold (at which point the Buyer will be obligated to indemnify the Sellers from and against all such aggregate indemnifiable losses including losses relating back to the first dollar) the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the limitation set forth above shall not apply to the liability of Buyer with respect to Adverse Consequences resulting from or attributable to intentional fraud or willful misconduct by the Buyer.

                  (d) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify in writing each Indemnifying Party thereof promptly, which notice shall describe the matter in reasonable detail, including relevant evidence and estimated loss; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged and materially prejudiced from adequately defending such claim. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement or compromise which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying Party notifies in writing the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate. At any time after commencement of any such action, any Indemnifying Party may request an Indemnified Party to accept a bona fide offer from the other Party(ies) to the action for a monetary settlement payable solely by such Indemnifying Party (which does not burden or restrict the Indemnified Party nor otherwise prejudice him or her) whereupon such action shall be taken unless the Indemnified Party determines that the dispute should be continued, the Indemnifying Party shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Indemnified Party may be liable with respect to such action. In addition, the Party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

                  (e) Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Parties for any breach of the representations, warranties and covenants of the Parties contained in this Agreement.

                  (f) Payment; General Right of Offset. The Indemnifying Parties shall promptly pay to the Indemnified Party as may be entitled to indemnity hereunder in cash the amount of any Adverse Consequences to which such Indemnified Party may become entitled to by reason of the provisions of Section 2 or Section 8 of this Agreement. Notwithstanding the foregoing, in connection with the indemnification of Buyer pursuant to Section 8(b)(i), Section 8(b)(iii), Section 8(b)(iv) or Section 8(b)(v), (i) Buyer shall have the option to first seek indemnification payments through offset against the Escrow Sum, after an indemnification claim has been made therefor, for the amount of any Adverse Consequences or any other payments to which Buyer may become entitled to by reason of the provisions of this Agreement and (ii) any one or more of the Sellers shall have the option to satisfy such Seller's obligation to the Buyer under Section 8(b) by surrendering to Buyer that portion of the Stock Portion of the Purchase Price required to fund that obligation (with such surrendered Stock valued at the lesser of (A) such Stock's then fair market value or (B) the value stated in Section 2(h)).

                  (g) Other Indemnification Provisions. Subject in all events to the time limitations set forth in Section 8(a) and the monetary and other limitations in Section 8(b) and 8(d), the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant.

                  (h) Arbitration with Respect to Certain Indemnification Matters. THE PARTIES AGREE TO SUBMIT TO ARBITRATION, IN ACCORDANCE WITH THESE PROVISIONS, ANY DISPUTED CLAIM OR CONTROVERSY ARISING FROM OR RELATED TO THE ALLEGED BREACH OF THIS AGREEMENT OR ANY DISPUTED INDEMNIFICATION CLAIM MADE PURSUANT TO THIS SECTION 8. THE PARTIES FURTHER AGREE THAT THE ARBITRATION PROCESS AGREED UPON HEREIN SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ALL DISPUTES MADE SUBJECT TO ARBITRATION HEREIN, BUT THAT NO ARBITRATOR SHALL HAVE AUTHORITY TO EXPAND THE SCOPE OF THESE ARBITRATION PROVISIONS. ANY ARBITRATION HEREUNDER SHALL BE CONDUCTED UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (AAA). EITHER PARTY MAY INVOKE ARBITRATION PROCEDURES HEREIN BY WRITTEN NOTICE FOR ARBITRATION CONTAINING A STATEMENT OF THE MATTER TO BE ARBITRATED. THE PARTIES SHALL THEN HAVE FOURTEEN (14) DAYS IN WHICH THEY MAY IDENTIFY A MUTUALLY AGREEABLE, NEUTRAL ARBITRATOR. AFTER THE FOURTEEN (14) DAY PERIOD HAS EXPIRED, THE PARTIES SHALL PREPARE AND SUBMIT TO THE AAA A JOINT SUBMISSION, WITH EACH PARTY TO CONTRIBUTE HALF OF THE APPROPRIATE ADMINISTRATIVE FEE. IN THE EVENT THE PARTIES CANNOT AGREE UPON A NEUTRAL ARBITRATOR WITHIN

FOURTEEN (14) DAYS AFTER WRITTEN NOTICE FOR ARBITRATION IS RECEIVED, THEIR JOINT SUBMISSION TO THE AAA SHALL REQUEST ARBITRATORS WHO ARE PRACTICING ATTORNEYS WITH PROFESSIONAL EXPERIENCE IN THE FIELD OF CORPORATE LAW, AND THE PARTIES SHALL ATTEMPT TO SELECT AN ARBITRATOR FROM THE PANEL ACCORDING TO AAA PROCEDURES. UNLESS OTHERWISE AGREED BY THE PARTIES, THE ARBITRATION HEARING SHALL TAKE PLACE IN THE ANN ARBOR/DETROIT METROPOLITAN AREA, AT A PLACE DESIGNATED BY THE AAA. ALL ARBITRATION PROCEDURES HEREUNDER SHALL BE CONFIDENTIAL. EACH PARTY SHALL BE RESPONSIBLE FOR ITS COSTS INCURRED IN ANY ARBITRATION, AND THE ARBITRATOR SHALL NOT HAVE AUTHORITY TO INCLUDE ALL OR ANY PORTION OF SAID COSTS IN AN AWARD REGARDLESS OF WHICH PARTY PREVAILS. THE ARBITRATOR MAY INCLUDE EQUITABLE RELIEF. ANY ARBITRATION AWARDED SHALL BE ACCOMPANIED BY A WRITTEN STATEMENT CONTAINING A SUMMARY OF THE ISSUES IN CONTROVERSY, A DESCRIPTION OF THE AWARD, AND AN EXPLANATION OF THE REASONS FOR THE AWARD.

            9. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                        (i) the Buyer and the Sellers may terminate this
            Agreement by mutual written consent at any time prior to the Closing;

                        (ii) the Buyer may terminate this Agreement by giving
            written notice to the Sellers at any time prior to the Closing in the event the Sellers are in breach of any representation, warranty, or covenant contained in this Agreement in any Material respect and such breach has not been cured within ten (10) days of written notice thereof, and the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach of any representation, warranty, or covenant contained in this Agreement in any Material respect and such breach has not been cured within ten (10) days of written notice thereof;

                        (iii) the Buyer may terminate this Agreement by giving
            written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before September 30, 1998 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) or pursuant to Section 5(f) hereof; or

                        (iv) the Sellers may terminate this Agreement by giving
            written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before September 30, 1998 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Sellers himself or itself breaching any representation, warranty, or covenant contained in this Agreement).

            Nothing contained in this Section 9(a) shall alter, affect, modify or restrict any Parties' rights to rely on and/or seek indemnification for a breach of any of the representations and warranties and/or conditions or covenants of any of the Parties contained in this Agreement.

                  (b) Effect of Termination. If either Buyer or Sellers terminate this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

            10. Miscellaneous.

                  (a) [Reserved]

                  (b) Press Releases and Announcements. Except as may be required by applicable securities laws or stock exchange requirements, no Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to, at or about the Closing without the prior written approval of the Buyer and the Sellers, which written approval will not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

                  (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                  (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof; provided, however, that unless and until the consummation of the purchase and sale transaction contemplated hereunder occurs, the Confidentiality Agreement shall remain in full force and effect.

                  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer or Newco may assign (i) any or all of its rights and interests hereunder to a wholly-owned Subsidiary of Buyer (in any or all of which cases the Buyer and Newco nonetheless shall remain liable and responsible for the performance of all of its respective obligations hereunder) or (ii) any or all of its rights under Section 8 of the Agreement to any lender providing debt financing to the Buyer or its Affiliates.

                  (f) Facsimile/Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                  (g) Descriptive Headings. The descriptive section headings contained in this Agreement are inserted for convenience or reference only and shall not control or affect in any way the meaning, interpretation, or construction of any of the provisions of this Agreement.

                  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            If to SSC or the Sellers:

                  Hayden H. Harris, Sellers' Representative
                  c/o Enterprise Development Fund
                  425 North Main
                  Ann Arbor, Michigan  48104
                  Tel:     (734) 663-3213
                  Fax:     (734) 663-7356

            with a copy to:

                  James R. Beuche
                  Hooper, Hathaway, Price, Beuche & Wallace
                  126 South Main
                  Ann Arbor, Michigan  48104
                  Tel:     (734) 662-4426
                  Fax:     (734) 662-9559

            If to the Buyer:

                  c/o AppNet Systems, Inc.
                  6700A Rockledge Drive
                  Suite 525
                  Bethesda, Maryland  20817
                  Attn:    Terrence M. McManus
                  Tel:     (301) 581-2470
                  Fax:     (301) 581-2488
            with a copy to:

                  Hogan & Hartson L.L.P.
                  555 Thirteenth Street, NW
                  Washington, D.C.  20004
                  Attn:    Christopher J. Hagan, Esq.
                  Tel:     (202) 637-5771
                  Fax:     (202) 637-5910

            Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

                  (i) Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

                  (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (l) Expenses. Each of the Parties and SSC will bear his, her or its own costs and expenses (including legal fees and expenses and investment banking fees) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Sellers agree that SSC's expenses shall be included as Funded Indebtedness. The Sellers acknowledge and agree that SSC has not borne or will bear any of the Sellers' costs and expenses (including any of its legal fees and expenses and investment banking fees) in connection with this Agreement or any of the transactions contemplated hereby.

                  (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant relating to the same subject matter as any other representation, warranty or covenant (regardless of the relative levels of specificity) which the Party has not breached, it shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                    BUYER:

                                    APPNET SYSTEMS, INC.

                                    By:       /s/ Terrence M. McManus
                                       --------------------------------------
                                       Name:   Terrence M. McManus
                                              -------------------------------
                                       Title:  Vice President, Secretary
                                               and Treasurer
                                              -------------------------------


                                    NEWCO:

                                    SSC ACQUISITION SUB #1, INC.

                                    By:        /s/ Terrence M. McManus
                                       --------------------------------------
                                       Name:    Terrence M. McManus
                                              -------------------------------
                                       Title:   Vice President, Secretary
                                                and Treasurer
                                              -------------------------------


                                    SSC:

                                    SOFTWARE SERVICES CORPORATION

                                    By:       /s/ Hayden H. Harris
                                       --------------------------------------
                                       Name:  Hayden H. Harris
                                       Title: Chairman

                                    SELLERS:

                                     /s/ Allen H. Alley
                                    -----------------------------------------
                                    Allen H. Alley

                                     /s/ Mary L. Campbell
                                    -----------------------------------------
                                    Mary L. Campbell

                                     /s/ David J. Cortright
                                    -----------------------------------------
                                    David J. Cortright

                                     /s/ Tim A. Duff
                                    -----------------------------------------
                                    Tim A. Duff

                                     /s/ Hayden H. Harris
                                    -----------------------------------------
                                    Hayden H. Harris

                                     /s/ Steven R. Kemp
                                    -----------------------------------------
                                    Steven R. Kemp

                                     /s/ Thomas S. Porter
                                    -----------------------------------------
                                    Thomas S. Porter

                                     /s/ Jack G. Reinelt
                                    -----------------------------------------
                                    Jack G. Reinelt

                                     /s/ Scott O. Sarasin
                                    -----------------------------------------
                                    Scott O. Sarasin

                                     /s/ Robert Sims
                                    -----------------------------------------
                                    Robert Sims